EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                          PRESS RELEASE
                                                               August 3, 2004



                           DIRECTVIEW, INC. ANNOUNCES
                          SECOND QUARTER 2004 RESULTS,
                            REVENUES INCREASED 252%,
                           GROSS PROFIT INCREASED 222%


BOCA RATON, FL - August 3, 2004 - DirectView, Inc. (OTCBB: DRVW) a full-service provider of high-quality, cost efficient videoconferencing technologies and services, reported results for the 2nd quarter 2004 today. Net Sales improved from $70,242 for the 2nd quarter 2003 to $247,787 for the 2nd quarter 2004, representing a 252% increase. Furthermore, gross profit improved from $15,572 for the 2nd quarter 2003 to $175,959 for the 2nd quarter 2004, a 222% increase from the same period a year earlier. Sales for the 2nd quarter increased 71.6% from Q1 2004 and the gross profit for the 2nd quarter increased 69.78% from Q1 2004.

Michael Perry, CEO of DirectView, Inc., said, "I am very happy to report the improved results for the 2nd quarter 2004. These figures are proof of the increased acceptance of our products and services. This also serves as proof of the positive direction of DirectView. Our focus remains the growth of top line revenues. Our intent is to garner the growing share of the videoconferencing market with unsurpassed service and professional advice."

A complete quarterly report is on file and available for review on the Securities and Exchange Commission archive at www.sec.gov.

About DirectView, Inc. (DRVW.OB)
DirectView, Inc. (www.DirectViewInc.com) is a full-service provider of high-quality, cost efficient videoconferencing technologies and services. DirectView provides multipoint videoconferencing, network integration services, custom room design, staffing, document conferencing and IP/Webconferencing services to businesses and organizations in the United States and around the world. DirectView conferencing services enable our clients to cost-effectively, instantaneously conduct remote meetings by linking participants in geographically dispersed locations.

Company Website:  http://directviewinc.com

DirectView Press Contact:
IR

e-mail:  IR@directviewinc.com
         --------------------
voice:   800-300-7781 x 111

This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited operating history, the limited financial resources, domestic or global economic conditions - especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Security & Exchange Commission.

    DirectView o 21218 St. Andrews Blvd., Suite 323 o Boca Raton o FL o 33433